Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 28, 2015	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Increase in Earnings

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced earnings for the first quarter of 2015. Earnings for the first quarter of 2015 were $34.6 million or $0.50 per diluted share, an increase from earnings of $30.1 million or $0.48 per diluted share for the first quarter of 2014.

United’s first quarter of 2015 results produced an annualized return on average assets of 1.16% and an annualized return on average equity of 8.38%. These returns compare favorably to the most recently reported average return on assets of 0.96% and average return on equity of 8.14% for the year of 2014 reported by United’s Federal Reserve peer group (bank holding companies with total assets over $10 billion). United’s annualized returns on average assets and average equity were 1.14% and 8.57%, respectively, for the first quarter of 2014.

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, the first quarter of 2015 was impacted for an additional month by increased levels of average balances, income, and expense as compared to the first quarter of 2014 due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion. In addition, United sold a former branch building during the first quarter of 2014 which resulted in a before-tax gain of $9.0 million.

Tax-equivalent net interest income for the first quarter of 2015 was $96.3 million, an increase of $9.4 million or 11% from the first quarter of 2014. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $1.3 billion or 14% from the first quarter of 2014. Average net loans increased $978.8 million or 12% for the first quarter of 2015 while average short-term investments and investment securities increased $224.2 million or 77% and $90.8 million or 7%, respectively. In addition, the average cost of funds declined 6 basis points from the first quarter of 2014. Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2015 was a decline of 15 basis points in the average yield on earning assets as compared to the first quarter of 2014. The net interest margin for the first quarter of 2015 was 3.61%, which was a decrease of 9 basis points from a net interest margin of 3.70% for the first quarter of 2014.

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On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2015 decreased $5.8 million or 6% due mainly to a decrease in the average yield on earning assets. The first quarter of 2015 average yield on earning assets decreased 21 basis points from the fourth quarter of 2014 due primarily to interest income of $3.2 million on the repayment of a large acquired loan in the fourth quarter of 2014. Average earning assets were flat, increasing $25.3 million or less than 1% for the linked-quarter. Average net loans and average investments were also flat while average short-term investments increased $70.2 million or 16%. Partially offsetting the decreases to tax-equivalent net interest income for the first quarter of 2015 was a decrease of 6 basis points in the average cost of funds as compared to the fourth quarter of 2014. The net interest margin of 3.61% for the first quarter of 2015 was a decrease of 16 basis points from the net interest margin of 3.77% for the fourth quarter of 2014.

For the quarters ended March 31, 2015 and 2014, the provision for loan losses was $5.4 million and $4.7 million, respectively. Net charge-offs were $5.3 million for the first quarter of 2015 as compared to $4.5 million for the first quarter of 2014. Annualized net charge-offs as a percentage of average loans were 0.24% for the first quarter of 2015 as compared to 0.30% for United’s Federal Reserve peer group for the year of 2014. On a linked-quarter basis, the provision for loans losses decreased $955 thousand while net charge-offs decreased $1.19 million from the fourth quarter of 2014.

Noninterest income for the first quarter of 2015 was $18.2 million, which was a decrease of $8.2 million from the first quarter of 2014. Included in noninterest income for the first quarter of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises. Noninterest income for the first quarter of 2015 included noncash, before-tax, other-than-temporary impairment charges of $34 thousand on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $639 thousand on certain investment securities for the first quarter of 2014. In addition, net gains on sales and calls of investment securities were $46 thousand and $824 thousand for the first quarters of 2015 and 2014, respectively. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the first quarter of 2015 increased $953 thousand or 6% from the first quarter of 2014. This increase for the first quarter of 2015 was due primarily to increases of $299 thousand in income from trust and brokerage services due to an increase in volume, $286 thousand in mortgage banking income due to increased production and sales of mortgage loans in the secondary market, and $214 thousand in fees from deposit services due to increased debit card transactions.

On a linked-quarter basis, noninterest income for the first quarter of 2015 decreased $1.2 million from the fourth quarter of 2014. Included in the results for the first quarter of 2015 and fourth quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $34 thousand and $704 thousand, respectively. In addition, the results for the first quarter of 2015 and fourth quarter of 2014 included net gains on sales and calls of investment securities of $46 thousand and $1.2 million, respectively. Excluding the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income decreased $708 thousand or 4% on a linked-quarter basis. This decrease was mainly due to declines in fees from deposit services of $1.0 million as a result of a decrease in overdraft fees and $419 thousand in fees from bankcard services due to a decline in volume, both due to seasonality. Partially offsetting these decreases was an increase of $459 thousand in income from trust and brokerage services due to an increase in volume.

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Noninterest expense for the first quarter of 2015 was $57.7 million, a decrease of $3.4 million or 6% from the first quarter of 2014. Employee compensation decreased $4.7 million due to $3.6 million of merger severance charges included in the first quarter of 2014. In addition, other real estate owned (OREO) expense decreased $1.0 million due to fewer declines in the fair values of OREO properties. Partially offsetting these decreases was an increase of $1.2 million in employee benefits due to an increase in pension expense.

On a linked-quarter basis, noninterest expense for the first quarter of 2015 decreased $6.4 million or 10% from the fourth quarter of 2014. Included in noninterest expense for the first quarter of 2015 was a charge of $1.1 million related to historical tax credits. Noninterest expense for the fourth quarter of 2014 included a prepayment penalty of $2.0 million on an FHLB advance and a donation of $800 thousand to an educational institution. Otherwise on a linked-quarter basis, employee compensation declined $1.8 million primarily due to lower incentives, OREO expense decreased $1.7 million due to fewer declines in the fair values of OREO properties and equipment expense decreased $923 thousand due to a decline in depreciation expense. Partially offsetting these decreases was an increase of $1.9 million in employee benefits due to increases in pension and Federal Insurance Contributions Act (FICA) expense.

For the first quarter of 2015, income tax expense was $15.3 million as compared to $15.9 million and $16.4 million for the first and fourth quarters of 2014, respectively. The decreases were primarily due to the historical tax credits recognized in the first quarter of 2015. United’s effective tax rate was approximately 30.7% for the first quarter of 2015 and 34.5% and 33.0% for the first and fourth quarters of 2014, respectively. The normal effective tax rate for United is 33%.

United’s asset quality continues to be sound. At March 31, 2015, nonperforming loans were $114.4 million, or 1.26% of loans, net of unearned income up from nonperforming loans of $109.0 million or 1.20% of loans, net of unearned income, at December 31, 2014. As of March 31, 2015, the allowance for loan losses was $75.6 million or 0.84% of loans, net of unearned income, as compared to $75.5 million or 0.83% of loans, net of unearned income, at December 31, 2014. Total nonperforming assets of $151.9 million, including OREO of $37.6 million at March 31, 2015, represented 1.25% of total assets.

On January 1, 2015, the new Basel III Capital Rules became effective for United and its banking subsidiaries. United continues to be well-capitalized based upon these new regulatory guidelines. United’s estimated risk-based capital ratio is 12.4% at March 31, 2015 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 9.5%, 11.7% and 10.5%, respectively. The new regulatory requirements for a well-capitalized financial institution, are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the first quarter of 2015, United’s Board of Directors declared a cash dividend of $0.32 per share. The year of 2014 represented the 41st consecutive year of dividend increases for United shareholders. United is one of only two major banking companies in the USA to have achieved such a record.

United has consolidated assets of approximately $12.1 billion with 130 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2015 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2015 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2015	March 31 2014	December 31 2014
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$106,118	$96,772	$113,252
Interest expense	9,800	9,862	11,166
Net interest income, taxable equivalent (non-GAAP)	96,318	86,910	102,086
Taxable equivalent adjustment	1,569	1,608	1,530
Net interest income (GAAP)	94,749	85,302	100,556
Provision for loan losses	5,354	4,679	6,309
Noninterest income	18,191	26,387	19,415
Noninterest expenses	57,655	61,026	64,024
Income taxes	15,304	15,860	16,381
Net income	$34,627	$30,124	$33,257

PER COMMON SHARE:
Net income:
Basic	$0.50	$0.48	$0.48
Diluted	0.50	0.48	0.48
Cash dividends	0.32	0.32	0.32
Book value	24.17	23.40	23.90
Closing market price	$37.58	$30.62	$37.45
Common shares outstanding:
Actual at period end, net of treasury shares	69,437,341	69,055,157	69,295,859
Weighted average- basic	69,207,508	62,434,749	69,088,844
Weighted average- diluted	69,476,844	62,707,328	69,355,086

FINANCIAL RATIOS:
Return on average assets	1.16%	1.14%	1.09%
Return on average shareholders’ equity	8.38%	8.57%	7.88%
Average equity to average assets	13.80%	13.30%	13.79%
Net interest margin	3.61%	3.70%	3.77%

	March 31 2015	March 31 2014	December 31 2014
PERIOD END BALANCES:
Assets	$12,141,519	$11,886,320	$12,328,811
Earning assets	10,780,177	10,447,141	10,931,194
Loans, net of unearned income	9,043,111	8,770,581	9,104,652
Loans held for sale	8,881	3,565	8,680
Investment securities	1,294,364	1,366,581	1,316,040
Total deposits	9,076,644	8,581,908	9,045,485
Shareholders’ equity	1,678,058	1,616,123	1,656,160

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March	March	December
	2015	2014	2014

Interest & Loan Fees Income (GAAP)	$104,549	$95,164	$111,722
Tax equivalent adjustment	1,569	1,608	1,530

Interest & Fees Income (FTE) (non-GAAP)	106,118	96,772	113,252
Interest Expense	9,800	9,862	11,166

Net Interest Income (FTE) (non-GAAP)	96,318	86,910	102,086

Provision for Loan Losses	5,354	4,679	6,309

Non-Interest Income:
Fees from trust & brokerage services	4,892	4,593	4,433
Fees from deposit services	9,773	9,559	10,777
Bankcard fees and merchant discounts	814	746	1,233
Other charges, commissions, and fees	478	427	508
Income from bank owned life insurance	1,273	1,251	1,279
Mortgage banking income	545	259	405
Net gain on the sale of bank premises	0	8,976	0
Other non-interest revenue	404	391	252
Net other-than-temporary impairment losses	(34)	(639)	(704)
Net gains on sales/calls of investment securities	46	824	1,232

Total Non-Interest Income	18,191	26,387	19,415

Non-Interest Expense:
Employee compensation	20,268	25,007	22,097
Employee benefits	6,803	5,624	4,890
Net occupancy	6,529	6,435	6,447
Data processing	3,743	3,237	3,844
Amortization of intangibles	855	809	1,054
OREO expense	1,113	2,113	2,772
FDIC expense	2,094	1,507	2,006
Prepayment penalty on FHLB advance	0	0	1,971
Other expenses	16,250	16,294	18,943

Total Non-Interest Expense	57,655	61,026	64,024

Income Before Income Taxes (FTE) (non-GAAP)	51,500	47,592	51,168

Tax equivalent adjustment	1,569	1,608	1,530

Income Before Income Taxes (GAAP)	49,931	45,984	49,638

Taxes	15,304	15,860	16,381

Net Income	$34,627	$30,124	$33,257

MEMO: Effective Tax Rate	30.65%	34.49%	33.00%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and     losses from sales and calls of investment securities and the net gain on the sale of bank premises (non-GAAP):

Total Non-Interest Income (GAAP)	$18,191	$26,387	$19,415
Less: Net gain on the sale of bank premises (GAAP)	0	8,976	0
Less: Net other-than-temporary impairment losses (GAAP)	(34)	(639)	(704)
Less: Net gains on sales/calls of investment securities (GAAP)	46	824	1,232

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$18,179	$17,226	$18,887

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 31	March 31
	2015	2014	March 31	December 31
	Q-T-D Average	Q-T-D Average	2015	2014

Cash & Cash Equivalents	$668,175	$441,948	$667,494	$753,064

Securities Available for Sale	1,168,324	1,086,650	1,165,136	1,180,386
Securities Held to Maturity	39,146	40,809	39,091	39,310
Other Investment Securities	95,817	84,991	90,137	96,344

Total Securities	1,303,287	1,212,450	1,294,364	1,316,040

Total Cash and Securities	1,971,462	1,654,398	1,961,858	2,069,104

Loans Held for Sale	6,545	2,883	8,881	8,680

Commercial Loans	6,846,563	6,008,682	6,863,086	6,923,745
Mortgage Loans	1,802,880	1,716,117	1,800,244	1,806,766
Consumer Loans	391,550	337,165	394,209	388,981

Gross Loans	9,040,993	8,061,964	9,057,539	9,119,492

Unearned Income	(14,769)	(12,189)	(14,428)	(14,840)

Loans, Net of Unearned Income	9,026,224	8,049,775	9,043,111	9,104,652

Allowance for Loan Losses	(75,351)	(74,068)	(75,573)	(75,529)

Goodwill	709,947	606,983	710,252	709,794
Other Intangibles	20,873	23,233	20,405	21,260

Total Intangibles	730,820	630,216	730,657	731,054

Real Estate Owned	38,894	44,286	37,550	38,778
Other Assets	440,692	413,343	435,035	452,072

Total Assets	$12,139,286	$10,720,833	$12,141,519	$12,328,811

MEMO: Earning Assets	$10,777,299	$9,483,433	$10,780,177	$10,931,194

Interest-bearing Deposits	$6,442,066	$5,696,698	$6,508,302	$6,453,866
Noninterest-bearing Deposits	2,507,695	2,132,041	2,568,342	2,591,619

Total Deposits	8,949,761	7,828,739	9,076,644	9,045,485

Short-term Borrowings	371,508	606,476	321,980	435,652
Long-term Borrowings	1,077,454	809,580	979,827	1,105,314

Total Borrowings	1,448,962	1,416,056	1,301,807	1,540,966

Other Liabilities	65,154	49,717	85,010	86,200

Total Liabilities	10,463,877	9,294,512	10,463,461	10,672,651

Preferred Equity	—	—	—	—
Common Equity	1,675,409	1,426,321	1,678,058	1,656,160

Total Shareholders’ Equity	1,675,409	1,426,321	1,678,058	1,656,160

Total Liabilities & Equity	$12,139,286	$10,720,833	$12,141,519	$12,328,811

MEMO: Interest-bearing Liabilities	$7,891,028	$7,112,754	$7,810,109	$7,994,832

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March	March	December
Quarterly Share Data:	2015	2014	2014

Earnings Per Share:
Basic	$0.50	$0.48	$0.48
Diluted	$0.50	$0.48	$0.48

Common Dividend Declared Per Share	$0.32	$0.32	$0.32

High Common Stock Price	$38.88	$32.08	$38.00
Low Common Stock Price	$33.25	$28.23	$30.39

Average Shares Outstanding (Net of Treasury Stock):
Basic	69,207,508	62,434,749	69,088,844
Diluted	69,476,844	62,707,328	69,355,086

Memorandum Items:

Tax Applicable to Security Sales/Calls	$17	$288	$431

Common Dividends	$22,211	$22,085	$22,165

Dividend Payout Ratio	64.14%	73.31%	66.65%

	March	March	December
EOP Share Data:	2015	2014	2014

Book Value Per Share	$24.17	$23.40	$23.90
Tangible Book Value Per Share (1)	$13.64	$12.78	$13.35

52-week High Common Stock Price	$38.88	$32.71	$38.00
Date	03/18/15	11/29/13	12/30/14
52-week Low Common Stock Price	$28.19	$24.46	$28.23
Date	05/07/14	05/01/13	02/03/14

EOP Shares Outstanding (Net of Treasury Stock):	69,437,341	69,055,157	69,295,859

Memorandum Items:

EOP Employees (full-time equivalent)	1,708	1,790	1,703

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,678,058	$1,616,123	$1,656,160
Less: Total Intangibles	(730,657)	(733,762)	(731,054)

Tangible Equity (non-GAAP)	$947,401	$882,361	$925,106
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,437,341	69,055,157	69,295,859
Tangible Book Value Per Share (non-GAAP)	$13.64	$12.78	$13.35

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March	March	December
	2015	2014	2014
Selected Yields and Net Interest Margin:
Net Loans	4.35%	4.50%	4.55%
Investment Securities	2.93%	2.59%	3.02%
Money Market Investments/FFS	0.26%	0.23%	0.27%
Average Earning Assets Yield	3.98%	4.13%	4.19%
Interest-bearing Deposits	0.43%	0.46%	0.44%
Short-term Borrowings	0.25%	0.24%	0.21%
Long-term Borrowings	1.01%	1.56%	1.39%
Average Liability Costs	0.50%	0.56%	0.56%
Net Interest Spread	3.48%	3.57%	3.63%
Net Interest Margin	3.61%	3.70%	3.77%

Selected Financial Ratios:

Return on Average Common Equity	8.38%	8.57%	7.88%
Return on Average Assets	1.16%	1.14%	1.09%
Loan / Deposit Ratio	99.63%	102.20%	100.65%
Allowance for Loan Losses/ Loans, net of unearned income	0.84%	0.85%	0.83%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.85%	0.87%	0.85%
Nonaccrual Loans / Loans, net of unearned income	0.84%	0.69%	0.82%
90-Day Past Due Loans/ Loans, net of unearned income	0.18%	0.32%	0.13%
Non-performing Loans/ Loans, net of unearned income	1.26%	1.10%	1.20%
Non-performing Assets/ Total Assets	1.25%	1.18%	1.20%
Primary Capital Ratio	14.36%	14.15%	13.97%
Shareholders’ Equity Ratio	13.82%	13.60%	13.43%
Price / Book Ratio	1.56x	1.31x	1.57x
Price / Earnings Ratio	18.85x	15.93x	19.50x
Efficiency Ratio	51.05%	54.64%	53.37%

Note:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	March	March	December
Asset Quality Data:	2015	2014	2014

EOP Non-Accrual Loans	$75,872	$60,207	$75,051
EOP 90-Day Past Due Loans	16,288	27,812	11,675
EOP Restructured Loans (2)	22,191	8,106	22,234

Total EOP Non-performing Loans	$114,351	$96,125	$108,960

EOP Other Real Estate & Assets Owned	37,550	43,792	38,778

Total EOP Non-performing Assets	$151,901	$139,917	$147,738

	Three Months Ended
	March	March	December
Allowance for Credit Losses:(1)	2015	2014	2014
Beginning Balance	$77,047	$76,341	$77,198
Provision for Credit Losses (3)	5,311	4,662	6,350

	82,358	81,003	83,548
Gross Charge-offs	(6,108)	(5,348)	(8,246)
Recoveries	798	809	1,745

Net Charge-offs	(5,310)	(4,539)	(6,501)

Ending Balance	$77,048	$76,464	$77,047

Notes:	(1)	Includes allowances for loan losses and lending-related commitments.
	(2)	Restructured loans with an aggregate balance of $9,716, $844 and $4,194 at March 31, 2015, March 31, 2014 and December 31, 2014, respectively, were on nonaccrual status, but are not included in the “EOP Non-Accrual Loans.”
	(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.